Calculation of Filing Fee Tables
S-4
Boundless Bio, Inc.
Table 1: Newly Registered and Carry Forward Securities	☐Not Applicable
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common Stock, par value $0.0001 per share	Other	734,351,664		$ 282.22	0.000087	$ 0.03
Fees to be Paid	2	Equity	Warrants to purchase Common Stock	Other	415,379,851		$ 0.00	0.000087	$ 0.00
Fees to be Paid	3	Equity	Options to purchase Common Stock	Other	45,480,090		$ 0.00	0.000087	$ 0.00
Fees to be Paid	4	Equity	Restricted Stock Units	Other	22,740,053		$ 0.00	0.000087	$ 0.00
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 282.22		$ 0.03
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 0.03
Offering Note
[1]	1(a). Relates to common stock, par value $0.0001 per share ("Boundless Bio Common Stock"), of Boundless Bio, Inc., a Delaware corporation ("Boundless Bio"), issuable to holders of common stock, par value $0.00001 per share ("Serapha Common Stock"), of Serapha Bio, Inc., a Delaware corporation ("Serapha"), and other Serapha security holders in the proposed merger, pursuant to an Agreement and Plan of Merger and Reorganization, dated as of June 22, 2026 (the "Merger Agreement"), providing for the merger of Boulder Merger Sub Corp., a Delaware corporation and a direct, wholly owned subsidiary of Boundless Bio, with and into Serapha, with Serapha surviving the merger as a wholly owned subsidiary of Boundless Bio. The number of shares of Boundless Bio Common Stock to be registered consists of (i) all shares of Boundless Bio Common Stock issued in exchange for shares of Serapha Common Stock (including shares of Serapha Common Stock to be issued by Serapha in the private placement of shares of Serapha Common Stock and pre-funded warrants to purchase shares of Serapha Common Stock ("Serapha Pre-Funded Warrants") pursuant to the Securities Purchase Agreement, dated as of June 22, 2026, by and among Serapha and certain investors named therein (the "Securities Purchase Agreement")), (ii) all shares of Boundless Bio Common Stock issuable upon exercise of (A) warrants to purchase shares of Boundless Bio Common Stock ("Assumed Warrants") issued in exchange for warrants to purchase shares of Serapha Common Stock issued by Serapha ("Serapha Warrants") (including the Serapha Pre-Funded Warrants) and (B) pre-funded warrants to purchase shares of Boundless Bio Common Stock ("Boundless Bio Pre-Funded Warrants") issued in lieu of shares of Boundless Bio Common Stock to holders of Serapha Common Stock, Serapha Pre-Funded Warrants or shares of preferred stock, par value $0.00001 per share, of Serapha ("Serapha Preferred Stock") who are subject to beneficial ownership limitations, (iii) all shares of Boundless Bio Common Stock issued in exchange for shares of Serapha Preferred Stock, (iv) all shares of Boundless Bio Common Stock issuable upon exercise of options to purchase shares of Boundless Bio Common Stock ("Assumed Options") issued in exchange for options to purchase shares of Serapha Common Stock ("Serapha Options"), and (v) all shares of Boundless Bio Common Stock issuable upon the vesting of Boundless Bio restricted stock units ("Assumed RSUs") issued in exchange for Serapha restricted stock units ("Serapha RSUs"), in each case, without taking into account the effect of a reverse stock split of Boundless Bio Common Stock, assuming an estimated pre-split exchange ratio (which is subject to adjustment prior to the closing of the merger) of approximately 8.6737 shares of Boundless Bio Common Stock for each outstanding share of Serapha Common Stock. Such exchange ratio is only an estimate as the actual exchange ratio will be determined in connection with the closing of the merger. In accordance with Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall be deemed to cover any securities that may from time to time be offered or issued resulting from forward or reverse stock splits, stock dividends or similar transactions. 1(b). Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act. Serapha is a private company, no market exists for its securities, and it has an accumulated capital deficit. Therefore, the proposed maximum aggregate offering price for the shares expected to be issued (or become issuable) in the merger is one-third of the aggregate par value of the Serapha securities expected to be exchanged for the shares of Boundless Bio Common Stock being registered, including any Boundless Bio Common Stock issuable upon exercise of the Assumed Warrants, the Boundless Bio Pre-Funded Warrants and the Assumed Options and upon vesting of the Assumed RSUs.

[2]	Consists of (A) Assumed Warrants issued in the merger in exchange for Serapha Warrants (including Serapha Pre-Funded Warrants issued pursuant to the Securities Purchase Agreement) and (B) Boundless Bio Pre-Funded Warrants issued in lieu of shares of Boundless Bio Common Stock to holders of Serapha Common Stock, Serapha Pre-Funded Warrants or Serapha Preferred Stock who are subject to beneficial ownership limitations, in each case, without taking into account the effect of a reverse stock split of Boundless Bio Common Stock, assuming an estimated pre-split exchange ratio (which is subject to adjustment prior to the closing of the merger) of approximately 8.6737 shares of Boundless Bio Common Stock for each outstanding share of Serapha Common Stock. The registration fee with respect to the Assumed Warrants and the Boundless Bio Pre-Funded Warrants has been allocated to the underlying shares of Boundless Bio Common Stock issuable upon exercise of such warrants, as described in footnote (1).

[3]	Consists of Assumed Options issued in exchange for Serapha Options, without taking into account the effect of a reverse stock split of Boundless Bio Common Stock, assuming an estimated pre-split exchange ratio (which is subject to adjustment prior to the closing of the merger) of approximately 8.6737 shares of Boundless Bio Common Stock for each outstanding share of Serapha Common Stock. The registration fee with respect to the Assumed Options has been allocated to the underlying shares of Boundless Bio Common Stock issuable upon exercise of such options, as described in footnote (1).

[4]	Consists of Assumed RSUs issued in exchange for Serapha RSUs, without taking into account the effect of a reverse stock split of Boundless Bio Common Stock, assuming an estimated pre-split exchange ratio (which is subject to adjustment prior to the closing of the merger) of approximately 8.6737 shares of Boundless Bio Common Stock for each outstanding share of Serapha Common Stock. The registration fee with respect to the Assumed RSUs has been allocated to the underlying shares of Boundless Bio Common Stock issuable upon vesting of such restricted stock units, as described in footnote (1).

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims
Fee Offset Sources
Rule 457(p)
Fee Offset Claims
Fee Offset Sources
Table 3: Combined Prospectuses	☑Not Applicable
Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date